UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2020

Syros Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37813	45-3772460
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 CambridgePark Drive Cambridge, Massachusetts	02140
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 744-1340

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SYRS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) On September 8, 2020, the Board of Directors (the “Board”) of Syros Pharmaceuticals, Inc. (the “Company”) appointed S. Gail Eckhardt, M.D., as a Class III director. Dr. Eckhardt was also appointed to the Research and Development Committee of the Board.

Dr. Eckhardt, age 62, is a tenured Professor, inaugural Director of the Livestrong Cancer Institutes, Chair of the Department of Oncology, and Associate Dean of Cancer Programs at the University of Texas at Austin’s Dell Medical School. She has been a faculty member at the institution since January of 2017. Prior to joining UT Austin, Dr. Eckhardt was at the University of Colorado School of Medicine from 1999 until January 2017, where she had numerous roles and responsibilities, including Division Head of Medical Oncology, Associate Director for Translational Research at the University of Colorado Comprehensive Cancer Center and Director of the Phase I Program and Fellowship. Dr. Eckhardt has served on the Board of Directors of NuGenerex Immuno-Oncology, Inc., a biotechnology company, since March 2020, and has served on numerous committees and study sections, including the ASCO Molecular Oncology Task Force, the ASCO Board of Directors, the FDA Oncology Drugs Advisory Committee, and the National Cancer Institute (NCI) Cancer Centers Study Section. She is a member of the NCI Investigational Drug Steering Committee and serves on 10 external advisory boards of NCI-designated cancer centers, was a lead mentor in ASCO’s Leadership Development Program and currently is a member of the Board of Directors of the Association of American Cancer Institutes (AACI). Dr. Eckhardt earned her B.S. degree in chemistry from Stephen F. Austin State University and her M.D. from the University of Texas Medical Branch in Galveston. She conducted her internship and residency in Internal Medicine at the University of Virginia Medical School, followed by a post-doctoral research fellowship in Experimental and Molecular Medicine at Scripps Research Institute in La Jolla, California, and a fellowship in Medical Oncology at the University of California San Diego. We believe that Dr. Eckhardt’s is qualified for service on the Board due to her expertise in the preclinical and early clinical development of novel agents and her extensive drug development experience.

Pursuant to the Company’s director compensation program, Dr. Eckhardt will be entitled to an annual cash retainer of $40,000 per year for service on the Board. Dr. Eckhardt is also entitled to an annual retainer of $5,000 for service as a member of the Research and Development Committee of the Board. These fees will be payable in arrears in equal quarterly installments on the last day of each calendar quarter, provided that the amount of such payments will be prorated for any portion of a quarter in which Dr. Eckhardt has not served as a director or on a committee, as applicable. We will also reimburse Dr. Eckhardt for reasonable travel and out-of-pocket expenses incurred in connection with attending meetings of our Board and its committees.

In addition, upon her appointment to the Board, Dr. Eckhardt was granted an option to purchase 35,000 shares of the Company’s common stock, with an exercise price equivalent to the closing price of a share of the Company’s common stock as reported by Nasdaq on the date of grant, which option will vest as to 16.66% of the shares on the six month anniversary of the date of grant and as to the remainder of the shares monthly thereafter until the third anniversary of the date of grant, subject to continued service, with full acceleration upon a change-in-control of the Company. Immediately following each annual meeting of our stockholders occurring after Dr. Eckhardt has completed six months of service on the Board, she will be granted an option to purchase 17,500 shares of the Company’s common stock, with an exercise price equivalent to the closing price of a share of the Company’s common stock as reported by Nasdaq on the date of grant, which option will vest as to 50% of the shares on the six month anniversary of the date of grant and as to the remainder of the shares monthly thereafter until the first anniversary of the date of grant, subject to continued service, with full acceleration upon a change-in-control of the Company.

Our certificate of incorporation provides for the Company to indemnify its directors and executive officers to the fullest extent permitted by Delaware law. On September 8, 2020, we entered into an indemnification agreement with Dr. Eckhardt on terms identical to those entered into with the Company’s other directors and executive officers. This indemnification agreement requires the Company, among other things, to advance expenses, including attorneys’ fees, to our directors and executive officers in connection with an indemnification claim, subject to very limited exceptions.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Form of Director and Officer Indemnification Agreement by and between the Registrant and each of the directors of the Registrant. Previously filed on June 3, 2016 as Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 (SEC File Number 333-211818) and incorporated herein by reference.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYROS PHARMACEUTICALS, INC.

Date: September 9, 2020	By:	/s/ Gerald E. Quirk
Gerald E. Quirk
Chief Legal & Administrative Officer